Exhibit 5.1

Dinsmore & Shohl LLP

350 West Main Street, Suite 1400

Lexington, KY 40507

September 12, 2016

Valvoline Inc.

3499 Blazer Parkway

Lexington, KY 40509

Ladies and Gentlemen:

We have acted as counsel for Valvoline Inc., a Kentucky corporation (the “Company”), in connection with the registration statement on Form S-1 (Registration No. 333-211720) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the registration of the offer and sale of up to 30,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), and (ii) the registration offer and sale by the Company of up to 4,500,000 additional shares of the Company’s common stock (the “Additional Shares”); in each case to the underwriters (the “Underwriters”), if the Underwriters exercise their option to acquire the Additional Shares, pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the Underwriters.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Articles of Incorporation of the Company; (b) the By-laws of the Company; and (c) certain resolutions adopted by the Board of Directors of the Company.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, we are of the opinion that the Shares and the Additional Shares have been duly authorized on the part of the Company and, when issued and delivered by the Company and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable so long as the consideration paid therefore is no less than the consideration authorized by the directors.

We are admitted to practice in the Commonwealth of Kentucky, and we express no opinion as to matters governed by any laws other than the laws of the Commonwealth of Kentucky.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Dinsmore & Shohl LLP